SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549



                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


           Date of Report (Date of Earliest Event Reported):
                           February 5, 1996


                         Fresenius USA, Inc.
         (Exact name of registrant as specified in its charter)


  Massachusetts                   1-8350         04-2550576
(State or other                 (Commission      (I.R.S Employer
jurisdiction of                 File Number)     Identification
incorporation)                                   Number)


                          2637 Shadelands Drive
                       Walnut Creek, California 94598
             (Address of Principal Executive Offices)(Zip Code)

             Registrants' telephone number, including area code:
                               (510) 295-0200




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Item 5.  Other Events

     Fresenius USA, Inc. (the "Registrant") announced on February 5, 1996 that Fresenius AG, the beneficial owner of approximately 71% of the outstanding common stock of the Registrant, had entered into a definitive agreement (the "Agreement") with W.R. Grace & Co. ("Grace") to combine Fresenius AG's worldwide dialysis business, including the Registrant, with Grace's National Medical Care, Inc. to create a fully integrated dialysis company. The Agreement provides that an aggregate of 55.2% of the shares of the combined company, to be called Fresenius Medical Care, will be issued to Fresenius AG and the Registrants' public shareholders, provided that Fresenius AG must retain at least 51% of the shares of the combined company, and that Grace shareholders will acquire the remaining 44.8%. Fresenius AG advised the Registrant that Fresenius AG had agreed with Grace that the Registrant would become a wholly-owned subsidiary of Fresenius Medical Care and that, when the economic terms of the Registrant's participation in the transaction have been established, Fresenius AG will vote its shares of the Registrant in favor of the transaction.

     Fresenius AG has informed the Registrant that Fresenius Medical Care will be a publicly held company listed on the New York and Frankfurt Stock Exchanges, with its shares trading in the United States as American Depository Reciepts (ADRs). Fresenius AG has informed the Registrant that pro forma 1995 revenues for the new company are $3 billion, and pretax cash flow is in excess of $600 million.

     Fresenius AG has proposed that 3.8% of the Fresenius Medical Care shares outstanding after the closing (on a fully diluted basis), or .77 of a share of Fresenius Medical Care per share of the Registrant, be allocated to the Registrant's public shareholders. The Registrant's Board of Directors has formed a special committee of independent directors to study and negotiate the economic terms of the transaction on behalf of the Registrant's public stockholders. The committee has retained counsel and an independent investment banker to advise the committee.




                          Page 2 of 3 pages



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Fresenius USA, Inc.


                                   By: /s/ Ben J. Lipps
                                      Ben J. Lipps
                                      Chief Executive Officer

Date:  February 20, 1996


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